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                                                                 Exhibit (g)(10)
                                    AMENDMENT
                                       TO
                            GLOBAL CUSTODY AGREEMENT



         This Amendment, dated as of July 2, 2001, is entered into between The Chase Manhattan Bank (successor to The Chase Manhattan Bank, N.A.) (the "Bank") and The Galaxy Fund (the "Customer").

         WHEREAS, the Bank and the Customer entered into a Global Custody Agreement dated as of November 1, 1991, as subsequently amended (as so amended, the "Agreement"); and

         WHEREAS, the Bank and the Customer desire to amend certain provisions of the Agreement to reflect revisions to Rule 17f-5 ("Rule 17f-5") and the adoption of Rule 17f-7 ("Rule 17f-7") under the Investment Company Act of 1940, as amended;

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Except as amended hereby, the Agreement is confirmed in all respects. Capitalized terms used herein without definition shall have the meanings described to them in the Agreement.

         2. The Agreement is amended by deleting in its entirety the Amendment to the Agreement dated December 2, 1998 relating to the 1997 revisions to Rule 17f-5.

         3. The Agreement is amended by deleting in its entirety the Mutual Fund Rider attached thereto and inserting in lieu thereof the following Rider:

         A. Add the following after the first sentence of Section 3 of the
            Agreement:

                  "At the request of the Customer, Bank may, but need not, add to Schedule A an Eligible Foreign Custodian where Bank has not acted as Foreign Custody Manager with respect to the selection thereof. Bank shall notify Customer in the event that it elects to add any such entity."

         B. Add the following language to the end of Section 3 of the Agreement:

         "(a)     The term Subcustodian as used herein shall mean the following:

                  (i) a "U.S. Bank," which shall mean a U.S. bank as defined in SEC Rule 17f-5(a)(7); and


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                  (ii) an "Eligible Foreign Custodian," which, as defined in
                  Rule 17f-5(a)(1) and (5), shall mean (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country's government or an agency thereof, and
                  (ii) a majority-owned direct or indirect subsidiary of a U.S. Bank or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the United States. In addition, an Eligible Foreign Custodian shall also mean any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC.

         (b) The term "securities depository" as used herein shall mean the following when referring to a securities depository located:

                  (i) outside the U.S., an "Eligible Securities Depository" which, in turn, shall have the same meaning as in Rule 17f-7(b)(1)(i)-(vi), as the same may be amended from time to time, or that has otherwise been made exempt by an SEC exemptive order, rule, or other appropriate SEC action, except that prior to the compliance date with Rule 17f-7 for a particular securities depository the term "securities depository" shall be as defined in (a)(1)(ii)-(iii) of the 1997 amendments to Rule 17f-5.

                  (ii) in the U.S., a "securities depository" as defined in SEC Rule 17f-4(a).

         (c) For purposes of clarity, it is understood and agreed that the term Subcustodian shall not include any securities depository. For purposes of the Agreement imposing liability on Bank, the term Subcustodian shall not include any Eligible Foreign Custodian as to which Bank has not acted as Foreign Custody Manager."

         C.       Add a new Section 15 to the Agreement as follows:

         15.      COMPLIANCE WITH SEC RULE 17f-5.

         (a) Customer's board of trustees (or equivalent body) (hereinafter "Board") hereby delegates to Bank, and Bank hereby accepts the delegation to it of, the obligation to perform as Customer's "Foreign Custody Manager" (as that term is defined in Rule 17f-5(a)(3)), including for the purposes of: (i) selecting Eligible Foreign Custodians (as that term is defined in Rule 17f-5(a)(1), as the same may be amended from time to time, or that have otherwise been exempted by SEC exemptive order, rule or other appropriate SEC action) to hold Customer's foreign Securities and cash ("Foreign Assets"), (ii) evaluating the contractual arrangements with such Eligible Foreign Custodians (as set forth in Rule 17f-5(c)(2)), and (iii) monitoring such foreign custody arrangements (as set forth in Rule 17f-5(c)(3)).

         (b)      In connection with the foregoing, Bank shall:

         (i) provide written reports notifying Customer's Board of the placement of Foreign Assets with particular Eligible Foreign Custodians and of any material change in the arrangements with such Eligible Foreign Custodians, with such reports to be provided to

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         Customer's Board at such times as the Board deems reasonable and appropriate based on the circumstances of Customer's foreign custody arrangements but, until further notice from Customer requesting a different schedule, such reports shall be provided not less than quarterly in summary form, with a more detailed report annually;

         (ii) exercise such reasonable care, prudence and diligence in performing as Customer's Foreign Custody Manager as a person having responsibility for the safekeeping of Foreign Assets would exercise;

         (iii) in selecting an Eligible Foreign Custodian, first have determined that Foreign Assets placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such Foreign Assets, including, without limitation, those factors set forth in Rule 17f-5(c)(1)(i)-(iv);

         (iv) determine that the written contract with the Eligible Foreign Custodian requires that the Eligible Foreign Custodian will provide reasonable care for Foreign Assets based on the standards applicable to custodians in the relevant market as provided in Rule 17f-5(c)(2); and

         (v) have established a system to monitor the continued appropriateness of maintaining Foreign Assets with particular Eligible Foreign Custodians and performance of the governing contractual arrangements; it being understood, however, that in the event that Bank shall have determined that the existing Eligible Foreign Custodian in a given country would no longer afford Foreign Assets reasonable care and that no other Eligible Foreign Custodian in that country would afford reasonable care, Bank shall promptly so advise Customer and shall then act in accordance with the Instructions of Customer with respect to the disposition of the affected Foreign Assets.

Subject to (b)(i)-(v) above, Bank is hereby authorized to place and maintain Foreign Assets on behalf of Customer with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by Bank.

         (c) Except as expressly provided herein and in Section 16 hereof, Customer shall be solely responsible to assure that the maintenance of Foreign Assets hereunder complies with the rules, regulations, interpretations and exemptive orders as promulgated by or under the authority of the SEC.

         (d) Bank represents to Customer that it is a U.S. Bank as defined in Rule 17f-5(a)(7). Customer represents to Bank that: (1) the Assets being placed and maintained in Bank's custody are subject to the Investment Company Act of 1940 (the "1940 Act), as the same may be amended from time to time; (2) its Board (or other governing body) has determined that it is reasonable to rely on Bank to perform as Customer's Foreign Custody Manager; and (3) its Board (or other governing body) or its investment adviser shall have determined that Customer may maintain Foreign Assets in each country in which Customer's Foreign Assets shall be held hereunder and

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determined to accept the risks arising therefrom (including but not limited to, a country's financial infrastructure, prevailing custody and settlement practices, laws applicable to the safekeeping and recovery of Foreign Assets held in custody, and the likelihood of nationalization, currency controls and the like (collectively, "Country Risk")). Nothing contained herein shall require Bank to make any selection on behalf of Customer that would entail consideration of Country Risk and, except as provided in (e) below, to engage in any monitoring of Country Risk.

         (e) Bank shall provide to Customer such information relating to Country Risk as is specified in Appendix 1-A hereto. Customer hereby acknowledges that:
(i) such information is solely designed to inform Customer of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) Bank has gathered the information from sources it considers reliable, but that Bank shall have no responsibility for inaccuracies or incomplete information.

         D. Add the following language to the end of the first sentence of
            Section 4(d) of the Agreement:

                  "or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar laws."

         E. Add a new Section 16 to the Agreement as follows:

         "16.  COMPLIANCE WITH SEC RULE 17f-7 .

         (a) Bank shall, for consideration by Customer, provide an analysis in accordance with Rule 17f-7(a)(1)(i)(A) of the custody risks associated with maintaining Customer's Foreign Assets with each Eligible Securities Depository used by Bank as of the date hereof (or, in the case of an Eligible Securities Depository not used by Bank as of the date hereof, prior to the initial placement of Customer's Foreign Assets at such Depository) and at which any Foreign Assets of Customer are held or are expected to be held. The foregoing analysis will be provided to Customer at Bank's Website. In connection with the foregoing, Customer shall notify Bank of any Eligible Securities Depositories at which it does not choose to have its Foreign Assets held. Bank shall monitor the custody risks associated with maintaining Customer's Foreign Assets at each such Eligible Securities Depository on a continuing basis and shall promptly notify Customer or its adviser of any material changes in such risks.

         (b) Bank shall exercise reasonable care, prudence and diligence in performing the requirements set forth in Section 16(a) above.

         (c) Based on the information available to it in the exercise of diligence, Bank shall determine the eligibility under Rule 17f-7 of each depository before including it on Appendix 1-B hereto and shall promptly advise Customer if any Eligible Securities Depository ceases to be

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eligible. (Eligible Securities Depositories used by Bank as of the date hereof are set forth in Appendix 1-B hereto, and as the same may be amended on notice to Customer from time to time.)"

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

                                    THE CHASE MANHATTAN BANK


                                    By: /s/ JAMES E. CECERE, JR.
                                        ------------------------
                                    Name:    James E. Cecere, Jr.
                                    Title:   Vice President


                                    THE GALAXY FUND


                                    By: /s/ WILLIAM GREILICH
                                        ------------------------
                                    Name:    William Greilich
                                    Title:   Vice President



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